UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒      Definitive Proxy Statement
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☐       Soliciting Material Pursuant to §240.14a-12

CRIMSON EXPLORATION INC.

(Name of Registrant as Specified In Its Charter)

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Crimson Exploration Inc.
717 Texas Avenue, Suite 2900
Houston, Texas 77002
(713) 236-7400

Annual Meeting of Stockholders
to be held May 18, 2010

Dear Crimson Stockholder:                                                                                                                                                                             April 23, 2010

We are pleased to invite you to attend the Annual Meeting of Stockholders of Crimson Exploration Inc.  The meeting will be held on Tuesday, May 18, 2010, at 9:30 a.m., local time, at the Company’s offices located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

The enclosed notice of Annual Meeting and the proxy statement describe the various matters to be acted upon during the meeting.  In addition, there will be a report on the state of Crimson’s business and an opportunity for you to ask questions of Crimson’s management.

You may vote your shares by submitting a proxy by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card or by voting your shares in person at the meeting.  The proxy card describes your voting options in more detail.  If you need assistance, please contact Steve Schoppe, Acting Secretary at (713) 236-7413.  Our annual report to the stockholders, including our annual report on Form 10-K for the fiscal year ending December 31, 2009, also accompanies the proxy statement.

The Annual Meeting gives us an opportunity to review Crimson’s results and discuss the steps Crimson has taken to position itself for the future.  We appreciate your ownership of our common stock, and I hope you will be able to join us at the annual meeting.

Sincerely,

/s/ Allan D. Keel
Allan D. Keel
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2010

The 2010 Annual Meeting of Shareholders of Crimson Exploration Inc., a Delaware corporation (“Crimson” or the “Company”), will be held at 9:30 a.m., local time, on Tuesday, May 18, 2010 at the Company’s offices located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002 for the following purposes:

(1)	to elect six directors to the Board of Directors until the Company’s Annual Meeting in 2011;

(2)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

(3)	to transact such other business as may arise that can properly be conducted at the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Tuesday, March 30, 2010 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.  A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 calendar days prior to the meeting.  The list will also be available during the Annual Meeting for inspection by shareholders.

Officers of the Company will be present to respond to questions from shareholders.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	CALL THE TOLL-FREE NUMBER (1-800-690-6903);

•	VISIT THE WEBSITE (www.proxyvote.com) to vote via the Internet; or

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR VOTE IN PERSON by appearing at the annual meeting and submitting a ballot at the meeting.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

If you have any questions, or need assistance in voting your proxy, please call our Acting Secretary, Stephen W. Schoppe at (713) 236-7413.

By Order of the Board of Directors,

                                                                                                                 /s/ Allan D. Keel
Allan D. Keel
President and Chief Executive Officer
Houston, Texas
April 23, 2010

Crimson Exploration Inc.
717 Texas Avenue, Suite 2900
Houston, Texas 77002
(713) 236-7400
____________________________________

PROXY STATEMENT

FOR

 THE ANNUAL MEETING OF STOCKHOLDERS
___________________________________

Unless the context requires otherwise, references in this proxy statement to “Crimson,” “we,” “us,” “our” and the “Company” are to Crimson Exploration Inc., a Delaware corporation, and its consolidated subsidiaries.  Unless the context otherwise requires, references to the “shareholders” are to the holders of shares of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of Crimson to be voted at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 18, 2010, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. This proxy statement and accompanying form of proxy are being mailed on or about April 23, 2009.  The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2009 is enclosed, but does not form any part of the materials for solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2010: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report to Shareholders are available at www.crimsonexploration.com.

The executive offices of the Company are located at, and the mailing address of the Company is, 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including (1) the election of six directors to the Board of Directors, each for a term ending on the date of the annual shareholder meeting in 2011, (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of Grant Thornton”), which will be voted upon by the holders of our Common Stock, and (3) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.  Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002, Attn: Acting Secretary or by calling (713) 236-7413.  Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner.  Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We will deliver promptly, upon written or oral request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered.  Requests should be directed to the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 30, 2010 (the “Record Date”).  The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, the Company had 38,489,875 shares of Common Stock issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, shareholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting.  Neither the Company’s Certificate of Incorporation, as amended, nor its By-laws allow for cumulative voting rights.

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”  The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a broker non-vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Pursuant to rules recently adopted by the SEC your broker does not have discretionary authority to vote your shares with respect to the election of directors but does have authority to vote on your behalf for the Ratification of Grant Thornton.

How do I vote my shares?

If you are a record holder, you may vote your Common Stock at the Annual Meeting in person or by proxy.  To vote in person, you must attend the Annual Meeting and obtain and submit a ballot.  The ballot will be provided at the meeting.  To vote by proxy, you must do one of the following:

•	USE THE TOLL-FREE NUMBER (1-800-690-6903);

•	VISIT THE WEBSITE (www.proxyvote.com) vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; or

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded.  Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.  The proxy card is fairly simple to complete, with specific instructions right on the card.  By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Allan D. Keel, E. Joseph Grady and Stephen W. Schoppe to serve as the proxies for the Annual Meeting.

Should you decide to vote by submitting proxy card it will be valid only if you sign, date and return it before the Annual Meeting.  If you fully complete the proxy card except the voting instructions, then the designated proxies will vote your shares “FOR” the election of the nominated directors, and “FOR” the Ratification of Grant Thornton.  We do not anticipate that any nominee for election to the Board of Directors will be unable to serve or that any other matters will come before the meeting, but if a nominee is unable to serve, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” in addition to the proxy solicitation materials we have provided to the street name holder, the street name holder should provide to you the street name holder’s own request for voting instructions.  By completing the voting instruction card, you may direct your street name holder how to vote your shares.

Alternatively, if you want to vote your street name shares at the Annual Meeting, you must contact your broker directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy.  If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares at the Annual Meeting.

Is voting confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspector of election, if designated, to certify the results of the vote.

An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes.  Each proposal is tabulated separately.

May I vote my shares in person at the Annual Meeting?

Yes.  If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, shareholders may vote for all director nominees or may withhold their votes as to one or more director nominees.  With respect to the Ratification of Grant Thornton, shareholders may vote for the proposal, against the proposal, or abstain from voting on the proposal.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1 – “FOR” the election of each nominee for director.

•	Proposal 2 – “FOR” the Ratification of Grant Thornton.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them, and such shares will be voted in the following manner:

•	Proposal 1 – “FOR” the election of each nominee for director.

•	Proposal 2 – “FOR” the Ratification of Grant Thornton.

May I change my vote?

Yes. You may revoke your proxy at any time by any of the following means:

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares at the meeting to revoke your proxy.

•	Completing and submitting a new valid proxy by Internet, telephone or mail which proxy bears a later date than your earlier submitted proxy.

•	Giving written notice of revocation to the Company addressed to Stephen W. Schoppe, Acting Secretary at the Company’s address above, which notice must be received before noon on May 17, 2010.

What percentage of the vote is required to approve the election of each director nominee?

Assuming the presence of a quorum, the six director nominees who receive the most votes from the holders of the shares of our Common Stock for their election will be elected, i.e., the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of the director nominees.

What percentage of the vote is required to approve the Ratification of Grant Thornton?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm.

How are votes withheld, abstentions and broker non-votes treated?

Abstentions or votes withheld are included in the determination of the number of shares present for determining a quorum for all proposals.  Votes withheld will have no effect with respect to the election of directors. Abstentions will have the same effect as a vote against the Ratification of Grant Thornton.

Broker non-votes are included in the determination of the number of shares present for determining a quorum, broker non-votes will have no effect on the election of directors and the Ratification of Grant Thornton.

Is this proxy statement the only way that proxies are being solicited?

No.  In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact.  These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses.

Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Annual Meeting?

The Company’s management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so.  If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in its Current Report on Form 8-K after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement.  If you have any questions or desire additional information, please feel free to call Stephen W. Schoppe, the Company’s Acting Secretary at (713) 236-7413.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board consists of six directors.  Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified.  Candidates for Board positions have been  nominated by the Governance and Nominating Committee of the Board for re-election to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

It is expected that the six nominees named below will be able to accept such nominations.  If any nominee for any reason is unable or is unwilling to serve at the time of the Annual Meeting, the proxy holder may vote his or her proxy for a substitute nominee or nominees to the extent such holder is entitled to vote on such nominee.  The following sets forth information as to the six nominees for election at the Annual Meeting, including their ages, present principal occupations, business experience, and directorships in other publicly-held companies.

Vote Required and Board Recommendation

Each of the nominees must be elected by a  plurality  of the  votes  cast by the  stockholders  present  in person or represented  by proxy at the Annual Meeting and  entitled  to vote  thereon.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS LISTED BELOW.

Directors And Nominees

Name	Age	Position	Year First Elected Director
Allan D. Keel	50	President, Chief Executive Officer and Director	2005
B. James Ford	41	Director	2005
Adam C. Pierce	31	Director	2008
Lee B. Backsen	69	Director	2005
Lon McCain	61	Director	2005
Cassidy J. Traub	28	Director	2009

Allan D. Keel was appointed Chief Executive Officer and President and joined the Company’s Board on February 28, 2005.  Before joining Crimson, Mr. Keel was Vice President/General Manager of Westport Resources, Houston office, during 2004.  In this role he was responsible for its Gulf of Mexico operations including acquisitions, development and exploration.  In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico.  From mid-2000 until mid-2001, Mr. Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments.  From mid-2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company (“Mariner”), a majority owned affiliate of Enron.  Subsequent to Enron’s bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree Capital Management, LP (“Oaktree Capital Management”) in an effort to acquire Mariner.  From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport Resources Corporation, where he established and built the Gulf of Mexico division.  From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company’s exploration, joint venture and acquisition activities.  Mr. Keel was initially appointed in 2005 by the holders of the Company’s Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by OCM GW Holdings, LLC (“Oaktree Holdings”), an affiliate of Oaktree Capital Management, prior to the conversion of all such preferred stock in December 2009.  Mr. Keel has been re-elected to the Board each year since his initial appointment.  He received a Bachelor of Science degree and a Master of Science degree in Geology from the University of Alabama and a Masters of Business Administration degree from the Owen School of Management at Vanderbilt University.

As our Chief Executive Officer and President, Mr. Keel gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies.  He also provides leadership skills, executive management experience and knowledge of our local community and business environment, which he has gained through his long career in the oil and gas industry.

B. James Ford became a member of the Company’s Board on February 28, 2005.  Mr. Ford is a Co-Portfolio Manager and Managing Director of Oaktree Capital Management.  Before joining Oaktree Capital Management in June 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated.  He currently serves as a director of EXCO Resources, Inc. (“EXCO”), and Cequel Holdings.  Mr. Ford serves on the board of directors for several privately-held companies in which Oaktree Capital Management has invested.  He also serves as an active member of the Children’s Bureau Board of Directors and as trustee of the Stanford Graduate School of Business Trust.  Mr. Ford was initially appointed in 2005 by the holders of the Company’s Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Ford has been re-elected to the Board each year since his initial appointment.  Mr. Ford earned a Bachelor of Arts degree in Economics from the University of California at Los Angeles and a Masters of Business Administration degree from the Stanford University Graduate School of Business.

Mr. Ford has extensive historical knowledge about the Company through his role at Oaktree Capital Management.  Through his role at Oaktree Capital Management and his service as a director of multiple companies, Mr. Ford also brings to the Board investment and financial experience, experience analyzing risks and strategy of energy investments, and guidance regarding corporate governance matters.

Adam C. Pierce was appointed to the Company’s Board on January 24, 2008. Mr. Pierce is a Senior Vice President of Oaktree Capital Management.  Prior to joining Oaktree Capital Management in 2003, he was an investment banker with J.P. Morgan Chase & Company. Prior to joining J.P. Morgan Chase & Co., Mr. Pierce worked for Goldman Sachs. Mr. Pierce serves on the board of directors for several privately-held companies in which Oaktree Capital Management has invested.  Mr. Pierce was initially appointed to the Board in 2008 by the holders of the Company’s Series G Preferred Stock pursuant to the rights granted the holders of such stock as set forth in the Certificate of Designations for such stock.  The majority of shares of Series G Preferred Stock were formerly held by Oaktree Holdings prior to the conversion of all such preferred stock in December 2009.  Mr. Pierce was re-elected to the Board in 2009.  Mr. Pierce received a Bachelor of Arts degree in Economics with a focus on Business Administration from Vanderbilt University.

Mr. Pierce provides the Board financial market insight through his experiences in the investment banking industry.  As a director of several other companies, Mr. Pierce brings to the Board leadership skills including investment and financial experience, and experience analyzing risks and strategy for energy investments.

Lee B. Backsen became a member of the Company’s Board on June 1, 2005.  Mr. Backsen is an oil and gas exploration consultant with 47 years experience in the industry holding senior exploration management positions with Burlington Resources Inc., UMC Petroleum Corporation, General Atlantic Gulf Coast Inc., Kerr-McGee Corporation, Pelto Oil Company, Spectrum Oil and Gas Company and Shell Oil Company.  From 2004 to 2008, Mr. Backsen was Vice President—Exploration for Andex Resources, LLC, a private oil and gas producing company, and was responsible for sourcing exploration joint ventures.  From 2000 to 2009, Mr. Backsen was a consulting geologist for Andex Resources, LLC, Continental Land & Fur Co., Inc., Drilling Risk Management Inc and Grant Geophysical, Inc., for whom he screened exploratory prospects in the Texas and Louisiana Gulf Coast Basins.  Mr. Backsen earned a Bachelor of Science degree and Masters of Science degree in Geology from Iowa State University.

Mr. Backsen has been re-elected to the Board each year since his initial appointment.  He provides the Board with broad oil and gas exploration and operational experience through his many years of service in the industry.  Mr. Backsen also brings to the Board geological, geophysical and general engineering, management and corporate governance expertise.

Lon McCain became a member of the Company’s Board on June 1, 2005.  Mr. McCain is the Chief Financial Officer and Executive Vice President of Ellora Energy, Inc, an independent oil and gas exploration and production company.  He previously served as Vice President, Treasurer and Chief Financial Officer of Westport Resources Corporation (“Westport”), a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004.  From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry.  From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-

Lewis Corporation and Ceres Capital.  He currently serves as a director of the publicly held Cheniere Energy Partners L.P. and Continental Resources Inc and the privately held investment Transzap Inc.  Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004.  Mr. McCain received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver.

Mr. McCain has been re-elected to the Board each year since his initial appointment.  He provides the Board with extensive investment and financial experience in the oil and gas industry as well as accounting and audit experience.  Mr. McCain also provides leadership skills, corporate governance expertise and knowledge of our business environment, which he has gained through his long career in the oil and gas industry.

Cassidy J. Traub was appointed to the Company’s Board effective December 7, 2009 pursuant to a resolution adopted by Board of Directors which increased the number of board members to a total of six directors.  Mr. Traub is a Vice President of Oaktree Capital Management.  Prior to joining Oaktree Management in 2005, Mr. Traub spent over two years as an Analyst at UBS Investment Bank, where he was involved in various aspects of mergers and acquisitions, leveraged buyouts, initial public offerings and debt financings. He is currently a member of the board of directors of several private companies in which Oaktree Capital Management has invested.  Mr. Traub received an A.B. degree in Economics with an emphasis in Finance from Princeton University.

Mr. Traub provides the Board experience in finance and investment banking as well as valuable strategical insight.

There are no family relationships between any of the directors of the Company.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Under our certificate of incorporation and bylaws, the number of directors at any one time are set by resolution of the Board. The Board currently consists of six members.  Our certificate of incorporation and bylaws provide for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

The Board held six meetings during 2009.  No director during the last fiscal year attended fewer than 75% of the total number of meetings of the Board and committees on which that director served, with the exception of Mr. Traub who was appointed to the Board on December 7, 2009.

The Company encourages, but does not require, directors to attend annual meetings of stockholders.  At the Company’s 2009 annual meeting of stockholders, all serving members of the Board attended.

Board of Directors Independence

The Board reviewed the independence of the members of the Board of Directors in accordance with the guidelines set out in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. As a result of the review, the Board determined that Messrs. Backsen, Ford, McCain, Pierce and Traub each qualified as independent directors in accordance with Rule 5605(a)(2). In making its independence determinations, the Board noted in particular the following at the time of determination:

•	Mr. Ford was a managing director and both Messrs. Pierce and Traub were vice presidents of Oaktree Capital Management.

•
Oaktree Holdings and OCM Crimson Holdings, LLC (“OCM Crimson”) together beneficially owned 8,427,884 shares of our Common Stock, including 76,710 shares of our Series G Preferred Stock, and Oaktree Holdings beneficially owned 2,000 shares of our Series H Convertible Preferred Stock, par value $0.01 per share, and after completion of our December 2009 public offering of 20 million shares of Common Stock, Oaktree Holdings and OCM Crimson would continue to own a significant number of shares of our Common Stock.  Upon conversion of their Series G and Series H Preferred Stock on December 22, 2009, OCM Crimson beneficially held 15,535,344 shares of Common Stock which represented 40.36% of all issued and outstanding Common Shares as of the conversion date.

•	Oaktree Holdings was the payee of an unsecured subordinated promissory note made by the Company in the aggregate principal amount of $2.0 million.

•	An affiliate of Oaktree Holdings was a holder of a significant amount of debt under our second lien term loan agreement that it acquired in the secondary market from unaffiliated third parties.

 The Board noted that The NASDAQ Stock Market LLC (“NASDAQ”) does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board also noted that Oaktree Capital Management was comprised of nine principals and approximately 600 employees with offices in 14 cities worldwide, had its headquarters in Los Angeles and had over $72 billion in assets under management. The Board determined that none of the above factors caused any of Messrs. Ford, Pierce or Traub to have a relationship with the Company that would impair their independence for the purposes of Rule 5605(a)(2).

Board Committees

The Board has the authority to appoint committees to perform certain management and administrative functions. The Board has established a Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee. The members of each committee qualify as “independent” under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards.

Audit Committee

The Audit Committee was established to review and appraise the audit efforts of our independent accountants, and monitor our accounts, procedures and internal controls. During 2009, the Audit Committee consisted of Mr. McCain, Mr. Pierce and Mr. Traub upon his appointment to the Board on December 7, 2009.  The Audit Committee met five times in 2009. The Board has determined that Mr. McCain is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and is considered “independent” under the applicable NASDAQ Stock Market Rules.  Our Audit Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

Compensation Committee

The function of the Compensation Committee is to recommend for approval by the Board the annual salaries and other compensation for our executive officers and key employees. Our Compensation Committee consists of Messrs. Ford and Backsen.  The Compensation Committee met two times in 2009.  Our Compensation Committee has adopted a charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”  The Compensation Committee has the following authority and responsibilities:

•	To establish and review our overall compensation philosophy;

•
To review and approve corporate goals and objectives relevant to our executive officers’ compensation, evaluate the performance of such officers and recommend for approval by the Board, the benefits, direct and indirect, of our executive officers based on this evaluation;

•	To review and recommend to the Board for approval all our equity compensation plans that are not otherwise subject to the approval of the stockholders;

•	To review and make recommendations to the Board for approval of all equity awards;

•	To review and monitor all employee pension, profit-sharing and benefit plans, if any; and

•	To make recommendations to the Board with regard to our compensation and benefit programs and practices for all employees.

While the Compensation Committee is not prohibited from delegating its functions, the Compensation Committee has not done so in the past, although it may consider senior management’s recommendations regarding appropriate compensation for members of management reporting to them, as discussed under “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

The Board established a Nominating and Governance Committee (the “Nominating and Governance Committee”) on December 6, 2009.  The Nominating and Governance Committee identifies and recommends nominees to the Board and oversees compliance with our corporate governance guidelines.  The Nominating and Governance Committee consists of three members of the Board, including Mr. Ford, who serves as chairman, Mr. McCain and Mr. Backsen.  The Nominating and Governance Committee has adopted a written charter, which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

                 The principal functions of the Nominating and Governance Committee include:

•	To actively seek individuals qualified to become Board members, consistent with criteria approved by the Board, for recommendation to the Board;

•	To recommend director nominees to the Board for each committee of the Board;

•	To advise the Board about the appropriate composition of the Board and its committees;

•	To develop and recommend to the Board all new corporate governance principles and practices for the Company;

•	To assist the Board in implementing the Company’s existing governance guidelines and any new governance principles and practices;

•
To oversee compliance with the Company’s corporate governance guidelines, including to conduct regular reviews of the governance guidelines and recommend to the Board any additions, amendments or other changes to the governance guidelines;

•	To lead the Board in its annual review of the performance of the Board, its committees and senior management; and

•	To perform such other functions as the Board may assign to the Nominating and Governance Committee from time to time.

The Board currently does not have a formal process in place for identifying and evaluating nominees for directors. Instead, the Nominating and Governance Committee uses its network of contacts to identify potential candidates. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to the Board by a majority vote.

In assessing the composition of the Board, the Nominating and Governance Committee is focused on assuring the Board reflects the appropriate overall balance and diversity of knowledge, experience, skill and expertise required for the Board.  The Board recognizes that such diversity in Board composition is essential, and the Nominating and Governance Committee ensures that such diversity considerations are discussed in connection with each candidate for director.  In the identification and nomination process, the Nominating and Governance Committee implements an informal policy that considers an individual’s relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, ability to exercise sound business judgment and commitment to rigorously represent the long-term interests of the Company’s stockholders.  The Nominating and Governance Committee assesses the effectiveness of this policy by reviewing from time to time the composition of the Board on an individual basis and as a whole.  Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics.

The Board has not established procedures for considering nominees recommended by stockholders. The Board believes that nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended such nominee.

Board Leadership Structure

Our Board does not have a lead director or a Chairman.  Our Chief Executive Officer and President serves as a director on our Board, sets the agenda for each of our Board meetings and generally presides over the meetings of our Board.  However, each of our directors is expected to provide leadership for our Board in the areas where they have particular expertise and each of our Board members from time to time suggests topics for inclusion on the agenda for future Board meetings.  We believe that our leadership structure is appropriate because it strikes an effective balance between management and non-employee director participation in the Board process. The role of our Chief Executive Officer and President helps to ensure communication between management and the non-employee directors, but also encourages each non-employee director to participate and contribute to the Board process, while also capitalizing on each director’s particular area of expertise as needed. It also increases the non-employee directors’ understanding of management decisions and our operations.

Board Risk Assessment and Control

Our risk management program is overseen by our Board and its committees, with support from our management.  Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.  A fundamental part of risk management is a thorough understanding of the risks a company faces, understanding of the level of risk appropriate for the Company and the steps needed to manage those risks effectively.  As an example, the Company actively manages commodity price and interest rate risk by entering into appropriate hedge agreements with approved counterparties.  The Board takes an active role in determining the types and levels of hedging activity to be pursued.  Together with management’s recommendations, the Board approves the counterparties with whom the Company enters into hedge agreements and the commodity levels hedged.  The involvement of the full Board in setting the Company’s business strategy is a key part of its overall responsibilities and together with management determines what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, other committees of the Board also have responsibility for risk management activities.  In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements.  In setting compensation, the Compensation Committee approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

We have adopted a “code of ethics” as defined by the applicable rules of the SEC, and it is posted on our website: www.crimsonexploration.com under “Corporate Governance.”

Stockholder Communications with the Board

Stockholders desiring to communicate with the Board may do so by mail addressed as follows: Board of Directors, Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002.  We believe our responsiveness to stockholder communications to the Board has been excellent.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or has served during the past fiscal year, as a member of the Board or Compensation Committee of any other company that has one or more executives serving as a member of our Board or Compensation Committee.

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

B. James Ford	42,000	—	—	42,000

Lon McCain (Chairman of Audit Committee)	60,500	50,000	—	110,500

Lee B. Backsen (Chairman of Compensation Committee)	52,000	50,000	—	102,000

Adam C. Pierce	48,000	—	—	48,000

Cassidy J. Traub(1)	—	—	—	—

______________________
(1)
The Board approved, by unanimous vote, the appointment of Cassidy J. Traub as a Board member, effective December 7, 2009, in order to fill a vacancy resulting from an increase in the number of directors from five to six total Board members.  This appointment was made with the approval of the holders of a majority of Series G Preferred Stock, which waived their right to elect a majority of Board members which they were entitled to exercise pursuant to the Certificate of Designation for the Series G Preferred Stock.

Upon the recommendation of the Compensation Committee, on November 21, 2008 the Board approved an amended compensation plan for non-employee directors (the “Plan”) that provides for a $30,000 annual retainer, with a $2,000 meeting attendance fee ($1,000 if by telephone) for each full board, Audit and Compensation Committee meeting.  The chairmen of the Audit and Compensation Committees are entitled to receive an annual retainer of $13,500 and $6,000, respectively.

Under the Plan, each non-employee director receives $50,000 of restricted Common Stock for his first year of service subject to a three-year vesting schedule.  Upon re-election, each non-employee director receives $50,000 in restricted Common Stock, subject to a one-year vesting requirement.  The number of shares to be awarded is determined based on the fair market value of the Company’s Common Stock as of the close of trading on the date of grant.  Messrs. Ford, Pierce and Traub, as employees of Oaktree Capital Management, have elected not to receive stock awards.

Employee directors of the Company are not paid additional compensation for serving as a director.

In addition, the Plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

EXECUTIVE OFFICERS

The following table sets forth information on our executive officers, except for Allan D. Keel whose information is included with the above information regarding the Company’s directors:

Name	Age	Position	Year First Elected Officer
E. Joseph Grady	57	Senior Vice President and Chief Financial Officer	2005
Jay S. Mengle	56	Senior Vice President—Operations and Engineering	2005
Tracy Price	51	Senior Vice President—Land/Business Development	2005
Thomas H. Atkins	51	Senior Vice President—Exploration	2005

E. Joseph Grady was appointed Senior Vice President and Chief Financial Officer on February 28, 2005.    Mr. Grady has over 30 years of financial, operational and administrative experience, including over 20 years in the oil and gas industry.  Mr. Grady was managing director of Vision Fund Advisors, Inc. (“Vision Fund”), a financial advisory firm which he co-founded in 2001, until its dissolution in June 2008.  He was formerly Senior Vice President-Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004, Vice President-Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001 and held various financial management positions with Pelto Oil Company from 1980 to 1990, including Vice President-Finance from 1988 to 1990.  Mr. Grady received a Bachelor of Science degree in Accounting from Louisiana State University.

Jay S. Mengle was appointed Senior Vice President—Operations and Engineering on April 1, 2005, after serving as the Shelf Asset Manager-Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources Corporation (“Westport”).  Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations.  Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp.  Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

Tracy Price was appointed Senior Vice President—Land/Business Development on April 1, 2005.  Mr. Price joined the Company after serving as the Senior Vice President—Land and Business Development for The Houston Exploration Company from 2001 until joining the Company.  Prior to his tenure at The Houston Exploration Company, Mr. Price served as Manager of Land and Business Development for Newfield Exploration Company between 1990 and 2001.  From 1986 to 1990 Mr. Price was Land Manager for Apache Corporation.  Prior to Apache, Mr. Price served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company.  Mr. Price received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas.

Thomas H. Atkins was appointed Senior Vice President—Exploration on April 1, 2005.  Mr. Atkins joined the Company after serving as the General Manager—Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining the Company.  Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager.  Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984.  Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

There are no family relationships between any of the executive officers of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

THE COMPENSATION COMMITTEE

B. James Ford
Lee B. Backsen

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution stockholders not to apply these statements to other contexts.

Introduction

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.”

Name	Principal Position

Allan D. Keel	Chief Executive Officer and President
E. Joseph Grady	Senior Vice President and Chief Financial Officer
Jay S. Mengle	Senior Vice President—Operations and Engineering
Tracy Price	Senior Vice President—Land and Business Development
Thomas H. Atkins	Senior Vice President—Exploration

Objectives and Philosophy of Our Executive Compensation Program

Due to an aging of the industry employee base, and a shortage of new entrants into the industry, competition for high-caliber personnel experienced in the oil and gas industry has become very intense.  Accordingly, the objective of our compensation program is to establish a competitive compensation program with appropriate compensation packages for the wide variety of duties performed by our named executive officers.  In addition, we have sought to establish a competitive compensation program that motivates our executive officers to enhance long-term stockholder value.

Recognizing that attracting, retaining and motivating our executive officers to successfully perform demanding roles is critical to meeting our strategic business and financial goals, our compensation philosophy is that the compensation paid to our executive officers should be directly and materially linked to our achievement of our specific annual, long-term and strategic goals and to each officer’s individual contribution to the attainment of those goals.  We believe our overall compensation strategy of offering a balanced combination of annual and long-term compensation to our executive officers based upon corporate and individual performance helps maximize stockholder return and helps to assure the executive officer team is retained in an extremely competitive market for experienced executive level oil and gas professionals.

To achieve these objectives, we have historically evaluated the compensation paid to our executive officers based upon the following factors:

•	the appropriate mix of salary, cash incentives and equity incentives;

•	company growth and financial and operational performance, as well as individual performance; and

•
market analysis of the compensation packages of our executive officers compared to the compensation packages of executive officers at other oil and gas industry companies that are similar to ours in their operations, among other factors.

Except as otherwise noted below, we do not assign relative weights or rankings to these factors.  Instead, the Compensation Committee makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Setting Executive Compensation

On behalf of our Board, the Compensation Committee reviews, evaluates and approves all compensation for our executive officers, including our compensation philosophy, policies and plans.  Our Chief Executive Officer and Chief Financial Officer also play important roles in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance target goals. For example, at least once each year the Chief Executive Officer and Chief Financial Officer present to the Compensation Committee their evaluation of each of the other named executive officers (including, the Chief Executive Officer’s evaluation of the Chief Financial Officer), which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following these presentations and a review of all relevant data, the Compensation Committee makes its own assessments and recommends to the Board approval of the compensation for each named executive officer. Although the Chief Executive Officer and the Chief Financial Officer each may make recommendations to the Compensation Committee regarding his own compensation, to the extent events or circumstances are applicable to all named executive officers as a group regarding compensation decisions, all final decisions regarding executive compensation remain with the Compensation Committee or our Board. In this way all compensation elements are reviewed and approved by the Compensation Committee or our Board. The Compensation Committee does take into consideration the named executive officers’ total compensation, including base salary, annual incentives and long-term incentives, both cash and equity, when considering market based adjustments to the named executive officers’ compensation.

The Compensation Committee did not retain independent compensation consultants to assist it in evaluating executive compensation matters for fiscal year 2009.  Instead, the Compensation Committee made comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry.  Energy industry compensation surveys from Effective Compensation Inc. (“ECI”) were used.  ECI surveys were utilized as they are specific to the energy industry and derive their data from direct contributions from a large number of participating companies that we consider to be our peers.  The ECI surveys compile data from most companies that we currently consider to be in our peer group, as well as companies somewhat larger than us but with which we compete for talent.  The surveys were used to compare our executive compensation program against companies (the “Peer Group”) that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.

In January 2008, the Compensation Committee retained Longnecker & Associates, an experienced compensation consulting firm that specializes in the energy industry and that has access to national compensation surveys and our compensation information, to conduct a company-wide review of our compensation policies and programs to determine our level of competitiveness in the oil and gas industry and advise the Compensation Committee as to whether modifications should be adopted in order to attract, motivate and retain key employees. After our acquisition of the STGC Properties from EXCO in 2007, which significantly increased the size of our company, we felt that it had become increasingly important, given our growing need for highly skilled and experienced management and technical personnel in a highly competitive labor market, to take additional measures to ensure that we were appropriately compensating our key employees and rewarding performance in a manner consistent with similar employers of a similar size and with whom we compete. Additionally, the initial terms of the employment contracts for Messrs. Keel and Grady were set to expire in 2008, and the initial terms of the employment contracts for Messrs. Price, Mengle and Atkins expired in 2007. Accordingly, for these reasons we felt that it was appropriate to engage a compensation consultant at the beginning of 2008 to assist the Compensation Committee in its compensation review. The Compensation Committee utilized the results of that review and the latest ECI surveys using data from the selected Peer Group to determine and modify the executive compensation levels for fiscal 2008. The Compensation Committee determined that no changes to executive compensation levels were necessary for fiscal 2009 upon the recommendation of the Chief Executive Officer and Chief Financial Officer.

With respect to compensation decisions made in 2009, the selected Peer Group for 2009 included Swift Energy Company, Comstock Resources, Inc., Continental Resources, Inc. Energy XXI, PetroQuest Energy, Inc., Concho Resources, Inc., Callon Petroleum Company, Delta Petroleum Corp., Edge Petroleum Corp., Goodrich Petroleum Corporation, Dune Energy, Inc. and Gastar Exploration Limited.  The Compensation Committee regularly reviews and refines the Peer Group as appropriate.  When we refer to “peers,” “peer group” or “peer companies” or similar phrases, we are referring to this list of companies, as it may be updated by the Compensation Committee from time to time.  The peer group was selected based upon the comparability of several quantitative metrics including oil and gas reserve base, production volumes, comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.  The Company’s actual base compensation levels for 2008, which were held constant for 2009, were situated between the mid-point and the 75th percentile of the actual results of our Peer Group.

The Company believes that each element of compensation has been designed to complement the other components and, when considered together, to meet the Company’s compensation objectives; however, the Company does not have a policy or target for the allocation between short-term and long-term or cash and non-cash incentive compensation.

Elements of Our Executive Compensation Program

General

The principal components of our executive compensation program include:

•	base salary;

•	performance-based cash incentive compensation;

•	performance-based long-term equity based incentive compensation;

•	discretionary cash incentive compensation;

•	discretionary long-term equity-based incentive compensation;

•	overriding royalty interest plan compensation until its termination in February 2010;

•	severance benefits; and

•	other health and fringe benefits.

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the year at levels that we believe are competitive in the oil and gas industry and that are designed to allow us to attract, motivate and retain executive officers.  Base salaries are a major component of the total annual cash compensation paid to our executive officers and are reviewed annually by the Compensation Committee.  Base salary determinations are made by the Board taking into consideration salary recommendations from the Compensation Committee.  The Compensation Committee considers senior management’s recommendations as to appropriate compensation for members of management reporting to them.

All of our executive officers are subject to employment agreements that provide for a fixed base salary.  These salaries were determined after taking into account many factors, including:

•	the historic salary structure within the Company;

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	salaries paid for comparable positions at similarly-situated companies.

At the time the employment agreements were entered into in 2005, we set base salaries at the base salary comparables at or near the 50th percentile of salaries of comparable executive officers of our Peer Group, and held those base salary levels of our executive officers constant during fiscal years 2006 and 2007.  In early 2008, we approved increases to the annual base salaries of the named executive officers due to the dramatic increase in the size of the Company and the tightening of the labor market.  In addition, in 2008 our Board approved and we entered into amended and restated employment agreements with our named executive officers to reflect the 2008 base salary increases and to, among other things, modify provisions relating to the federal income tax treatment of certain arrangements in order to meet the December 31, 2008 deadline for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), reflect other market-based changes in compensation approved in early 2008 by the Compensation Committee and provide for new terms of the agreements, since the initial terms of the existing employment agreements expired.  This Code section governs the treatment of deferred compensation which is broadly defined and thus has the potential to impact numerous types of compensation arrangements between us and our employees. If violated, Section 409A can result in adverse tax consequences to the employee. The Section 409A amendments to our compensation arrangements were intended to prevent any such adverse tax result on our employees. See “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table–Employment Agreements.”   Due to reduced capital availability, and its impact on the Company’s growth goals, no increases to annual base salaries of the executive officers were made during fiscal 2009.

In 2010 our Board, based on the recommendation of the Compensation Committee, approved increases to annual base salaries of our executive officers as follows:

Name	2009	2010
Allan D. Keel	$370,000	$379,250
E. Joseph Grady	$340,000	$348,500
Jay S. Mengle	$220,000	$230,000
Thomas H. Atkins	$200,000	$207,500
Tracy Price	$200,000	$205,000

 The annual base salaries to the executive officers were increased in 2010 in order to recognize their efforts in repositioning the Company to continue its growth strategy and to remain competitive with salaries paid executive officers within our peer group within the oil and gas industry.  An increase in base salary was necessary to assure the retention of our team of executive officers and to appropriately compensate them for their responsibilities and anticipated contributions during 2010.

Performance-Based Cash Incentive Compensation

All of our employees, including our named executive officers, are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward employees on the basis of the Company attaining pre-determined performance measures.  However, as a result of anticipated low commodity prices for 2009 and the corresponding negative impact on revenues, a reduced capital expenditure budget, and the resulting impact on the ability to formulate meaningful performance goals for the plan for 2009, upon the recommendation of the Compensation Committee, the Board suspended the performance-based cash incentive compensation plan for the executive officers and all other Company employees for the fiscal year ending December 31, 2009.  However, due to improved financial flexibility and improving general market conditions the Compensation Committee has approved the reinstatement of the Performance Based Cash Incentive Plan for the fiscal year ending December 31, 2010.

Generally speaking, the Compensation Committee annually approves the quantitative performance goals for five separate categories under the plan, usually within the first two months of the plan year.  However, it has not yet set the performance goals and levels and assigned their respective weightings for fiscal year 2010.  The categories are reviewed annually by the Compensation Committee with input from our executive officers and adjusted, as needed, in order to reflect our current structure and operations.  Typically, the categories consist of the following:

•	Oil and Gas Production Levels (“Production”). The Production goal is based on targeted performance levels for the fiscal year.

•
Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (“EBITDAX”).  EBITDAX is a non-GAAP measure we use as an approximation of cash flow from operations before tax.  Our definition of EBITDAX may differ from that of other companies and excludes Exploration

(“Geological & Geophysical”) expenses, Exploration Dry Hole Costs (“DHC”) and other non-cash charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting.

•
Replacement of Oil and Natural Gas Reserves Depleted by Production (“Reserve Replacement”).  Reserve Replacement is a measure of our ability to replace oil and gas reserves over and above equivalent reserves depleted by oil and gas production during the fiscal year.

•
Finding and Development Costs (“F&DC”).  F&DC measures the cost to locate prospects, acquire production rights, drill and complete wells and install or construct production equipment and facilities per equivalent unit of proved reserves added ($/Mcfe) during the fiscal year, inclusive of revisions of prior year reserve estimates.

•
Return on Invested Capital (“ROIC”).  ROIC is a measure of earnings before taxes (but excludes certain expenses, including a specified portion of Geological and Geophysical expenses, DHC, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”) expenses, gains/losses from mark to market accounting on derivatives and gains/losses from asset impairment), divided by average invested capital reflected in stockholders’ equity for the year (consisting of the par value of our capital stock plus additional paid-in capital).

Each performance category was selected based on the Compensation Committee’s belief that it most accurately measures our corporate performance in relation to comparable oil and gas companies within our peer group.

Each year, the Compensation Committee establishes the “minimum,” “target” and “maximum” performance levels for each of the five performance categories and their appropriate weighting.  For each executive officer, the Compensation Committee determines the appropriate percentage allocation to be assigned for each category.  In most cases, when determining an executive officer’s bonus, the Compensation Committee gives equal weight to each category except when a particular performance category bears a more direct relationship to the executive officer’s areas of responsibility, in which case a particular performance category may be more heavily weighted.

Should our financial and operating results meet or exceed either the pre-determined “minimum,” “target” and “maximum” values assigned a particular performance category (with linear interpolations between each level), then each executive officer is paid an annual bonus that is a percentage of their annual salary.  The Compensation Committee retains the right to make what it determines to be appropriate adjustments to actual results for the year, to the extent it believes that adjustments are warranted.  For example, in determining the actual level of EBITDAX and ROIC for a particular year, it may exclude the effects of certain non-cash income/expense items such as the mark to market benefit/charge to our results of operations required by FASB ASC Topic 815, “Derivatives and Hedging,” non-cash charges to our results of operations related to FASB ASC Topic 718 for stock options or the variance in EBITDAX and ROIC caused by the variance in realized oil and gas prices compared to those incorporated into the performance goals (since prices are largely not within management’s control).

The actual percentage of annual salary potentially paid to an executive officer as a bonus is dependent upon the extent to which we meet or exceed our pre-determined performance goals.  Payment of annual cash incentive bonuses to our executive officers is not guaranteed and is based upon our actual performance during the fiscal year, including meeting at least the “minimum” performance targets we set.  Bonuses are typically paid out in cash during the first quarter of the year following the fiscal year in which they are earned, at the discretion of the Compensation Committee.

Typically, after giving consideration to past Company performance and peer performance, the Compensation Committee set these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.  We believe that the disclosure of performance targets would result in competitive harm to us and are therefore omitted since we are engaged in a highly competitive business, we may pursue opportunities in areas without first publicly disclosing our intention to do so and disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also believe that disclosure of our performance targets would undermine our on-going efforts to retain officers and other employees in a competitive employment atmosphere. Our business is highly dependent on attracting and keeping qualified, skilled employees. We believe that public disclosure of the performance targets used to determine the named executive incentive compensation would materially increase the ability of competitors to track current year bonus potential and tailor compensation packages designed to persuade officers and other employees to leave the Company. In addition, it would give our competitors an unfair informational advantage with respect to competing for prospective employees.

Although the Performance Based Cash Incentive Plan was suspended in 2009, the Compensation Committee has approved the reinstatement of the Performance Based Cash Incentive Plan for the fiscal year ending December 31, 2010 due to the improved financial flexibility and general market conditions, and the Company’s refocusing on the pursuit of its growth strategy during 2010.  However, the Compensation Committee has not yet set performance goals and levels and assigned their respective weightings for fiscal year 2010.

Discretionary Cash Incentive Compensation

As one way of accomplishing our executive compensation program objectives, the Compensation Committee has the ability to award discretionary cash bonuses to our executive officers for their contribution to our financial and operational success.  These amounts are in addition to amounts awarded under our annual performance-based cash incentive compensation plan, if any, and are typically awarded in cases where awards under our performance incentive plans are not commensurate with the performance and contribution of any individual executive.

In March 2010, the Compensation Committee awarded discretionary cash bonuses of $259,000 to Mr. Keel, $238,000 to Mr. Grady, $85,000 to Mr. Mengle, $70,000 to Mr. Atkins and $50,000 to Mr. Price. The discretionary cash bonuses were awarded to reflect the respective contributions of each officer to the Company meeting its strategic and operational goals for 2009.  The award to Mr. Keel, as the Company’s President and Chief Executive Officer, was based on his efforts toward the development and successful implementation of the Company’s change in its strategic plan and goals, during a period of great uncertainty for the industry, including the Company’s strategic entry into natural gas and oil shale projects, including the Haynesville and Eagleford Shale plays, which positioned the Company to access the public equity markets to raise new capital.   Mr. Grady’s award was based on his contributions as the Company’s Senior Vice President and Chief Financial Officer in managing the Company’s financial position during a turbulent period of financial and economic uncertainty, limited borrowing capacity and limited access to capital markets, and specifically the successful completion of a public offering in 2009, which raised approximately $95 million in net proceeds for the Company.  The award to Mr. Mengle, as the Company’s Senior Vice President-Operations, was in recognition of the Company’s successful participation in the Kardell #1-H well in the Haynesville Shale Area in San Augustine County, Texas and his efforts to maximize Company-wide oil and gas production levels during 2009 while reducing field operating costs.  Mr. Atkins’s award, as the Company’s Senior Vice President-Exploration, was made in recognition of his efforts in identification, development and exploitation of the Company’s Haynesville Shale assets in East Texas and the Eagleford Shale assets in South Texas.  The award to Mr. Price, as the Company’s Senior Vice President-Land & Business Development, was in recognition of the Company’s successful acquisition and consolidation of its leasehold positions in the Haynesville Shale prospect area of East Texas and Eagleford Shale area in South Texas.

Long-Term Equity-Based Incentive Compensation

We grant equity awards to give our executive officers a longer-term stake in the Company.  The equity awards act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Compensation Committee occasionally grants equity awards in recognition of outstanding service to the Company.  To achieve these objectives, the Compensation Committee has generally relied on the issuance of restricted stock and stock options.

General

We believe that stock options reduce stockholder dilution, conserve shares available under our stock plans, align employees’ compensation goals with the creation of stockholder value and encourage our executive officers to take necessary and appropriate steps to increase our stock price.  We believe that restricted stock encourages our executive officers to adopt a view towards long-term value while providing a retention incentive even in the event of a decline in the stock price.  The Board believes that the combination of stock options and restricted stock awards are an effective incentive for executive officers, managers and other key employees to create value for us and our stockholders since the value of restricted stock and options bear a direct relationship to appreciation in our stock price.  In addition, by using stock-based compensation, we can focus much needed cash flow, which would otherwise be paid out as compensation, on the daily operations of our business.

No stock options were granted to our executive officers in fiscal 2007, 2008 or 2009.  We chose to provide equity compensation in the form of restricted stock during those periods rather than stock options because restricted stock awards incentivize our executive officers to build long-term value for our stockholders and provide a greater retention incentive in the current economic environment and at this stage of the Company’s development.

As part of our compensation review process, we make changes from time to time to our long-term equity-based incentive compensation. We make changes to improve the retention incentives for our executive officers and to provide better incentives for the creation of long-term value for our stockholders.

LTIP

Our Compensation Committee and Board also approved in 2008 a performance-based long-term equity incentive plan (the “LTIP”) designed to reward employees with equity based compensation on the basis of the Company attaining pre-determined performance measures, similar to our performance-based cash incentive compensation plan.  All grants made under the LTIP are performance based, are calculated as a percentage of base salary earned during the plan year and are to be made in the form of restricted stock and stock option grants under, and within the limits of, the 2005 Stock Incentive Plan.  All restricted stock awards and stock options granted pursuant to this plan will vest over four years at a rate of 25% each year.

In 2008 we amended our 2005 Stock Incentive Plan to increase the maximum aggregate number of shares of Common Stock which may be issued upon exercise of all awards under the 2005 Stock Incentive Plan by one million shares, and among other things, to accommodate LTIP awards, to make certain adjustments for the Company’s reincorporation from Texas to Delaware, to make other changes to conform the 2005 Stock Incentive Plan’s provisions to the final regulations under Section 409A of the Code and for certain other conforming and clarifying changes.

The pre-determined performance measures are the same as the measures under the performance-based cash incentive compensation plan and consistent with our existing criteria for performance awards under our 2005 Stock Incentive Plan: (i) Production; (ii) EBITDAX; (iii) Reserve Replacement; (iv) F&DC; and (v) ROIC.

The Compensation Committee sets these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.  For fiscal 2009, equity grants under the plan were suspended at the recommendation of the Compensation Committee, and therefore, there were no LTIP distributions to either the executive officers or any other Company employee in 2010 for the fiscal year ending December 31, 2009.  The LTIP has also been suspended for 2010.

   Overriding Royalty Interest Plan Compensation

We compensated certain employees through our Overriding Royalty Interest Plan (the “ORRI Plan”), which was designed to reward the efforts of employees who were successful in exploring for oil and natural gas on our behalf.  The program was available only to those employees that were directly involved in oil and natural gas exploration efforts, including Mr. Atkins, our Senior Vice President—Exploration, who was the only named executive officer entitled to benefits under this plan.  To be able to participate in the plan, a potential candidate must be recommended for participation by our president and approved by the Compensation Committee.  Under the ORRI Plan, the participants shared a portion of the gross revenue interest attributable to the original working interest held by us in certain of the oil and natural gas producing properties generated by the exploration program.  Under the ORRI Plan, Mr. Atkins was paid $43,045 during fiscal 2008 and during fiscal 2009 was paid $2,897 by the Company and approximately $8,000 by third party well operators.

The ORRI Plan was terminated by the Board effective February 3, 2010 as to all oil and gas leases acquired subsequent to that date except with regard to the previous overriding royalty interest awards made to Mr. Atkins covering the Haynesville unconventional resource play.  The ORRI Plan was terminated because the focus of the Company’s exploration efforts shifted to unconventional resource plays which were not qualified projects under the provisions of the ORRI Plan.

Severance Benefits

Each of the employment agreements to which our executive officers are subject provide for severance and change of control payments upon a termination or change of control.  Payments that are payable upon a termination or change of control are included in the respective employment agreement between the executive officer and the Company.  The Company believes that the executive officers should be provided an incentive to consummate a change of control that would generate attractive returns for our stockholders. Without such an incentive, the executive officers may not diligently pursue such opportunities. In addition, severance provisions were included as a means of attracting and retaining executives and to provide replacement income if their employment is terminated because of a termination, except in certain circumstances. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are provided in the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other Benefits

In addition to base salaries, incentive compensation, equity awards, overriding royalty interest plan compensation and severance benefits, we provide other forms of compensation that are periodically reviewed by the Compensation Committee.  Except as otherwise indicated, these benefits are available to all employees, including our named executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and secure the continued employment of current employees.

•
401(k) Plan.   We have a defined contribution 401(k) Plan that is designed to assist our executive officers and employees in providing for their retirement.  Effective June 1, 2008, upon the recommendation of the Compensation Committee, the Board approved an amendment to the Company’s 401(k) Plan to provide for 100% matching of each participant’s deferral contributions up to 6% of the participant’s compensation.    Effective January 1, 2009, the Company began matching 100% of each participant’s deferral contributions up to 6% of the participant’s compensation.

•
Health and Welfare Benefits.  As with all of our employees generally, our executive officers are eligible to participate in medical, dental, vision, life insurance and accidental death and disability to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees.  This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation.  As a result, the perquisites and other personal benefits we provide to our executive officers are limited and typically do not exceed $10,000 per person in any fiscal year.

Other Matters

Tax and Accounting Treatment of Executive Compensation Decisions

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million per person paid in any year to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer and the chief executive officer), with certain “performance-based compensation” being specifically exempt from this deduction limit.  During fiscal year 2009, none of our employees subject to this limit received Section 162(m) compensation in excess of $1.0 million.  Consequently, the requirements of Section 162(m) did not affect the tax deductions available to us in connection with our senior executive compensation program for fiscal year 2009.

We account for stock-based awards based on their grant date fair value, as determined under FASB ASC Topic 718.  In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Compensation Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s compensation decisions.

Stock Ownership Guidelines and Hedging Prohibition

We do not currently have ownership requirements or a stock retention policy for our named executive officers.  We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock.  We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities during the fiscal years ended December 31, 2007, 2008 and 2009.

Summary of Compensation Table for the Fiscal Years Ended December 31, 2007, 2008 and 2009
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation (6) ($)	Total ($)

Allan D. Keel	2009	370,000	259,000	296,302	—	—	50,742	976,044
Chief Executive	2008	370,000	—	991,279	—	—	37,795	1,399,074
Officer and President	2007	240,000	100,000	367,500	—	105,600	26,797	839,897

E. Joseph Grady	2009	340,000	238,000	215,518	—	—	59,247	852,765
Senior Vice President	2008	340,000	—	330,426	—	—	40,919	711,345
and Chief Financial	2007	220,000	100,000	367,500	—	96,800	25,997	810,297
Officer

Tracy Price	2009	200,000	50,000	106,349	—	—	50,742	407,091
Senior Vice President—	2008	200,000	—	330,426	—	—	35,127	565,553
Land and Business	2007	185,000	50,000	367,500	—	70,300	24,597	697,397
Development

Jay S. Mengle	2009	220,000	85,000	114,785	—	—	44,335	464,120
Senior Vice President—	2008	220,000	—	165,213	—	—	29,523	414,737
Operations and Engineering	2007	180,000	100,000	367,500	—	64,800	21,069	733,369

Thomas H. Atkins	2009	200,000	70,000	106,154	—	10,897(5)	28,742	415,793
Senior Vice President—	2008	200,000	—	140,798	—	43,045(5)	34,503	418,346
Exploration	2007	180,000	40,000	367,500	—	43,200	24,397	655,097

______________________
(1)	For a description of the amounts included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Discretionary Cash Incentive Compensation.”

(2)
Represents the aggregate fair value of shares of common stock awarded the Executive Officer on the respective award grant dates as computed in accordance with FASB ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K.

(3)	No stock option awards were awarded the executive officers in 2007, 2008 or 2009.

(4)	For a description of the amounts included in this column, see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Performance-Based Cash Incentive Compensation.”

(5)
Pursuant to the ORRI Plan the Company paid Mr. Atkins $43,045 in 2008 and $2,897 in 2009 and third party operators paid Mr. Atkins approximately $8,000 for production from properties subject to ORRI Plan.

(6)	Amounts included in this column are attributable as follows:

		Matching
		401(k)	Insurance
		Contributions ($)	Premiums(a) ($)	Total ($)

Allan D. Keel	2009	22,000	28,742	50,742
	2008	12,376	25,419	37,795
	2007	9,600	17,197	26,797

E. Joseph Grady	2009	22,000	37,247	59,247
	2008	15,500	25,419	40,919
	2007	8,800	17,197	25,997

Tracy Price	2009	22,000	28,742	50,742
	2008	9,708	25,419	35,127
	2007	7,400	17,197	24,597

Jay S. Mengle	2009	22,000	22,335	44,335
	2008	10,483	19,040	29,523
	2007	8,000	13,069	21,069

Thomas H. Atkins	2009	—	28,742	28,742
	2008	9,084	25,419	34,503
	2007	7,200	17,197	24,397
______________________
(a)	Represents premium payments made on behalf of the executive officers for medical, dental, vision, life insurance and accidental death and dismemberment coverage.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our named executive officers under any plan, including awards, if any, that have been transferred during the fiscal year ended December 31, 2009.

Grant of Plan-Based Awards for Fiscal Year Ended December 31, 2009
						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)(2)	Target ($)	Maximum ($)
Allan D. Keel	2/26/09	3/4/09	185,000	314,500	444,000	123,459	296,302

E. Joseph Grady	2/26/09	3/4/09	170,000	289,000	408,000	89,799	215,518

Tracy Price	2/26/09	3/4/09	80,000	140,000	200,000	44,312	106,349

Jay S. Mengle	2/26/09	3/4/09	88,000	154,000	220,000	47,827	114,785

Thomas H. Atkins	2/26/09	3/4/09	80,000	140,000	200,000	44,231	106,154
______________________
(1)
For the fiscal year ending December 31, 2008, the amounts included in the “threshold,” “target” and “maximum” columns represent, assuming the attainment of the appropriate targeted performance goals, 50%, 85% and 120%, respectively, of the annual base salaries for Messrs. Keel and Grady and 40%, 70% and 100%, respectively, of the annual base salaries for Messrs. Price, Mengle and Atkins.

(2)	Under the performance-based incentive compensation plan, this category is referred to as the “minimum” payout level.

(3)
The Compensation Committee approved on March 4, 2009 the award of restricted shares to the executive officers, and other eligible employees, pursuant to the Long Term Incentive Compensation Plan.  The awards were made based on information furnished to the Compensation Committee on February 26, 2009.  The closing trading price of the Company’s common stock on February 26, 2009 was $2.40/share.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

The Company entered into amended and restated employment agreements with its executive officers during 2008.  The compensation provisions of the employment agreements were designed with input from Longnecker & Associates and ECI and contain a compensation package designed to motivate and retain the executive officers.

Between December 29 and 31, 2008, the Company entered into amended and restated employment agreements with each of its named executive officers.

The agreements were entered into to, among other things, modify provisions relating to the federal income tax treatment of certain arrangements in order to meet the December 31, 2008 deadline for compliance with Section 409A of the Code, reflect market-based changes in compensation approved in mid-2008 by the Compensation Committee and the Board and provide for new terms of the agreements, since the initial terms of the existing employment agreements expired.  In addition, the amended and restated employment agreements were entered into to provide an incentive for consistent, longer-term performance and achievement of strategic objectives to compensate our named executives for the value of their contributions, provide total compensation that is flexible enough to respond to changing market conditions and that aligns compensation with performance and provides total compensation that will motivate and retain our executive officers, support an internal culture of Company loyalty and dedication to the Company’s interests.

The agreements entered into with Messrs. Keel and Grady each provide for a term of three years and the agreements entered into with Messrs. Mengle, Atkins and Price each provide for a term of two years. Each agreement provides for automatic yearly extensions of the term, after the initial term, unless the Company or the officer elects not to extend the agreement.

Each agreement provides for a base salary (which is subject to increase at the discretion of the Company’s Board or a committee thereof) and participation in the Company’s Annual Cash Incentive Bonus Plan and LTIP. The initial base salaries of the executive officers for 2009 were as follows: Mr. Keel, $370,000; Mr. Grady, $340,000; Mr. Mengle, $220,000; Mr. Atkins, $200,000; and Mr. Price, $200,000.  The Compensation Committee approved increases to the executive officers’ base salaries in 2010 as follows:  Mr. Keel, $379,250; Mr. Grady, $348,500; Mr. Mengle, $230,000; Mr. Atkins, $207,500 and Mr. Price, $205,000.

Under the Company’s Annual Cash Incentive Bonus Plan, the executives are eligible to receive cash bonuses contingent upon attainment of annual personal and corporate goals established by the Board of the Company or a committee thereof.  The agreements entered into with Messrs. Keel and Grady provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 50%, 85% and 120%, respectively, of such executive’s base salary, and the agreements entered into with Messrs. Mengle, Atkins and Price provide that each executive is eligible to receive a bonus based upon “minimum,” “target” and “maximum” award levels of no less than 40%, 70% and 100%, respectively, of such executive’s base salary.  No cash awards are paid under this plan if the criteria for at least the “minimum” award level are not met.

Under the Company’s LTIP, the executives are eligible to receive stock options and restricted stock awards contingent upon attainment of annual personal and corporate goals established by the Board of the Company or a committee thereof.  The agreement entered into with Mr. Keel provides that he is eligible to receive an equity award based upon “minimum,” “target” and “maximum” award levels of no less than 75%, 225% and 450%, respectively, of his base salary; the agreement entered into with Mr. Grady provides that he is eligible to receive an equity award based upon “minimum,” “target” and “maximum” award levels of no less than 75%, 175% and 350%, respectively, of his base salary; and the agreements entered into with Messrs. Mengle, Atkins and Price provide that each executive is eligible to receive an equity award based upon “minimum,” “target” and “maximum” award levels of no less than 50%, 150% and 300%, respectively, of such executive’s base salary.  The equity awards to each executive for a year shall consist of 50% restricted stock awards and 50% stock options, each subject to vesting over four years.  No equity awards are granted under this plan if the criteria for at least the “minimum” award level are not met.  Upon the recommendation of the Compensation Committee the Board suspended the LTIP for all employees, including executive officers, for 2009 and 2010.

The employment agreements also contain provisions for payment of severance benefits upon termination of employment.  A discussion of applicable severance benefits is provided below under “—Potential Payments upon Termination or Change of Control.”

Stock Awards

On March 4, 2009, the Compensation Committee approved the bonus award of restricted Company Common Stock to Messrs. Keel, Grady, Mengle, Price and Atkins and other participating Company employees pursuant to the Company’s LTIP for the fiscal year ending December 31, 2008.  Mr. Keel received approval for 123,459 shares, Mr. Grady received approval for 89,799 shares, Mr. Mengle received approval for 47,827 shares, Mr. Price received approval for 44,312 shares and Mr. Atkins received approval for 44,231 shares.  As all executive officers elected not to accept cash awards earned pursuant to the Company’s Annual Cash Incentive Bonus Plan for the 2008 fiscal year, the Board, upon the recommendation of the Compensation Committee, elected to award bonuses earned for 2008 under the LTIP in the form of unvested restricted shares of Common Stock only, rather than 50% in unvested restricted stock and 50% in unvested stock options.  These stock awards will vest 25% per year, over the first through fourth anniversaries from the date of grant, at which time 100% of the stock awards will be vested.  As the executives voluntarily agreed to give up additional cash compensation, the Compensation Committee believed it appropriate that the executives receive such equity grants in lieu of cash, which the Compensation Committee believed would also act as a long-term retention tool and better align employee and stockholder interests.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

Name	Year	Percentage of Total Compensation Paid in Base Salary and Annual Incentive Awards
Allan D. Keel	2009	64.44%
	2008	26.45%
	2007	41.15%

E. Joseph Grady	2009	67.78%
	2008	47.80%
	2007	39.10%

Tracy Price	2009	61.41%
	2008	35.36%
	2007	36.61%

Jay S. Mengle	2009	65.72%
	2008	53.05%
	2007	33.38%

Tommy H. Atkins	2009	66.21%
	2008	47.81%
	2007	34.07%

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our named executive officers as of December 31, 2009.

Outstanding Equity Awards as of December 31, 2009

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)

Allan D. Keel	270,000	—	9.70	2/28/2015	22,000(2)	96,360
	405,000	—	12.50	2/28/2015	236,250(3)	1,034,775
					123,459(4)	540,750

E. Joseph Grady	90,000	—	9.70	2/28/2015	22,000(2)	96,360
	135,000	—	12.50	2/28/2015	78,750(3)	344,925
					89,799(4)	393,320

Tracy Price	90,000	—	11.60	4/1/2015	22,000(2)	96,360
					78,750(3)	344,925
					44,312(4)	194,087

Jay S. Mengle	45,000	—	11.60	4/1/2015	22,000(2)	96,360
					39,375(3)	172,463
					47,827(4)	209,782

Thomas H. Atkins	38,300	—	11.60	4/1/2015	22,000(2)	96,360
					33,556(3)	146,975
					44,231(4)	193,732
______________________
(1)
The exercisable but unexercised options vested on the first, second, third and fourth anniversary dates of the date of grant.  For Messrs. Keel and Grady the vesting dates were February 28th of 2006, 2007, 2008 and 2009 and April 1st of 2006, 2007, 2008 and 2009 for Messrs. Price, Mengle and Atkins.

(2)
The restricted stock awards reflected in this row vest over a four year period in annual increments commencing August 1, 2008, according to the following schedule: 33% (year 1), 23% (year 2), 22% (year 3) and 22% (year 4).

(3)
The restricted stock awards reflected in this row vest over a five year period in annual increments commencing September 8, 2009, according to the following schedule: 12.5% (year 1), 12.5% (year 2), 12.5% (year 3), 12.5% (year 4) and 50.0% (year 5).

(4)
The restricted stock awards reflected in this row vest over a four year period in annual increments commencing February 26, 2010, according to the following schedule: 25% (year 1), 25% (year 2), 25% (year 3), and 25% (year 4).

(5)
Upon a change in control, all unvested equity awards held by the named executive officers will become vested and, in the case of options, exercisable. See “—Potential Payments upon Termination or Change of Control—Severance Payments.”

(6)	The market value of the unvested restricted stock was determined using the closing price of our Common Stock on December 31, 2009 of $4.38 per share.

Option Exercises and Stock Vested

The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2009 on an aggregated basis with respect to each of our named executive officers.  During this time, no named executive officers exercised any stock option awards.

Option Exercises and Stock Vested
During the Fiscal Year Ended December 31, 2009

		Stock Awards
Name		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Allan D. Keel	2009	11,500	44,850(1)
		33,750	91,125(2)

E. Joseph Grady	2009	11,500	44,850(1)
		11,250	30,375(2)

Tracy Price	2009	11,500	44,850(1)
		11,250	30,375(2)

Jay S. Mengle	2009	11,500	44,850(1)
		5,625	15,188(2)

Thomas H. Atkins	2009	11,500	44,850(1)
		4,794	12,943(2)
______________________
(1)
The restricted stock was issued in fiscal 2007 and vested on August 1, 2009.  The value was determined using the closing price of our Common Stock of $3.90/share on the vesting date.  Each of our named executive officers elected to satisfy their individual federal tax withholding obligations with vested shares of Common Stock based on the $3.90 per share price.  Accordingly, Mr. Keel had 3,764 shares withheld, Mr. Grady had 3,946 shares withheld, Mr. Price had 3,805 shares withheld, Mr. Mengle had 3,832 shares withheld, and Mr. Atkins had 3,792 shares withheld.

(2)
The restricted stock was issued in fiscal 2008 and vested on September 8, 2009.  The value was determined using the closing price of our Common Stock of $2.70/share on the vesting date.  Each of our named executive officers elected to satisfy their individual federal tax withholding obligations with vested shares of Common Stock based on the $2.70 per share price.  Accordingly, Mr. Keel had 11,684 shares withheld, Mr. Grady had 3,745 shares withheld, Mr. Price had 3,543 shares withheld, Mr. Mengle had 1,406 shares withheld and Mr. Atkins had 1,196 shares withheld.

Potential Payments upon Termination or Change of Control

Payments that would have been payable to executive officers having employment agreements with us upon a termination or change of control are included in the respective employment agreement between the executive officer and the Company.  Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are described above under the Summary Compensation Table, as well as below.

Each of the employment agreements provides for severance and change of control payments in the event we terminate an officer’s employment without “Cause” or if the officer terminates for “Good Reason” or due to his death or disability.  The employment agreements also provide for acceleration of vesting of equity awards if we terminate an officer without “Cause” or if an officer terminates for “Good Reason,” if such awards are not subject to performance-based vesting, or upon death or disability.

“Cause” generally means (A) continued failure by the executive officer to perform substantially the executive’s duties and responsibilities (other than a failure resulting from permanent disability) that is materially injurious to the

Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) reliable evidence of engagement in willful, reckless or grossly negligent misconduct that is materially injurious to the Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of the executive with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if executive is acquitted at trial or on appeal, the executive will be deemed to have been terminated without Cause; (D) the indictment of the executive with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the executive is acquitted at trial or on appeal then the executive will be deemed to have been terminated without Cause; or (E) a material breach by the executive of any provisions of the employment agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to the executive identifying the provision of the employment agreement that the Company determined has been breached.

“Good Reason” generally means one or more of the following conditions arising not more than six months before the executive’s termination date without the executive’s consent: (A) a material breach by the Company of any provision of the employment agreement; (B) assignment by the Board or a duly authorized committee thereof to the executive of any duties that materially and adversely alter the nature or status of the executive’s position, job descriptions, duties, title or responsibilities from those of such executive officer’s prior position, or eligibility for Company compensation plans; (C) requirement by the Company for the executive officer to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on Company business to an extent substantially consistent with his obligations under their employment agreement; (D) a material reduction in the executive officer’s base salary in effect at the relevant time; or (E) exclusion of the executive officer from eligibility for the Company’s active bonus or benefits plan as described above.  Notwithstanding anything in the executive’s employment agreement to the contrary, Good Reason will exist only if the executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

“Change of Control” means the occurrence of any one or more of the following events:

(i) The Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of any entity other than a previously wholly-owned subsidiary of the Company), or in the case of a reverse merger in which Company management and the executive officer do not assume control of the surviving entity;

(ii) The Company sells or exchanges in a single transaction or in a series of related transactions occurring in the 12-month period ending on the date of the most recent sale or exchange, assets having a gross fair market value equal to 40% or more of the total gross fair market value (determined without regard to any liabilities associated with such assets) of all of the Company’s assets immediately before such transfer or transfers, to any other person or entity (other than to (A) an entity controlled by the Company immediately after the transfer, (B) a shareholder of the Company (immediately before the transfer) in exchange for or with respect to its stock, (C) a person or entity that directly or indirectly owns 50% or more of the total value or voting power of all outstanding stock of the Company immediately after the transfer, (D) an entity, 50% or more of the total value or voting power of which is directly or indirectly owned by the Company immediately after the transfer);

(iii) Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Oaktree Capital Management or its affiliates, or any other person, entity or group that is considered to own more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(iv) As a result of or in connection with a contested election of directors, a majority of members of the Board is replaced by directors whose election is not endorsed by a majority of members of the Board before the date of the election.

Severance Payments

Assuming termination or a change of control of the Company on December 31, 2009, each named executive officer would have been entitled to the payments provided below. These numbers could not be determined with any certainty unless or until the applicable scenario below actually occurred, thus the amounts are solely estimates and the actual payout to each executive officer in the event of one of these scenarios below is subject to change.

Name	Termination by Employee Without Good Reason	Termination For Cause	Termination by Employee For Good Reason(4,5,7)	Termination Without Cause(4,5,7)	Termination upon Change of Control(4,5,7)	Death or Permanent Disability(6)	Change of Control(8)

Allan D. Keel

• Severance Payments(1,3)	$—	$—	$1,456,839	$1,456,839	$1,456,839	$740,000	$—

• Health Insurance Continuation(9)	—	—	76,476	76,476	76,476	76,476	—

Unvested & Accelerated

• Restricted Stock Units	—	—	350,844	350,844	350,844	350,844	350,844

• Stock Options	—	—	—	—	—	—	—

E. Joseph Grady

• Severance Payments(1,3)	$—	$—	$1,338,719	$1,338,719	$1,338,719	$680,000	$—

• Health Insurance Continuation(9)	—	—	76,476	76,476	76,476	76,476	—

Unvested & Accelerated

• Restricted Stock Units	—	—	224,089	224,089	224,089	224,089	224,089

• Stock Options	—	—	—	—	—	—	—

Tracy Price

• Severance Payments(2,3)	$—	$—	$511,870	$511,870	$511,870	$400,000	$—

• Health Insurance Continuation(9)	—	—	50,984	50,984	50,984	50,984	—

Unvested & Accelerated

• Restricted Stock Units	—	—	189,984	189,984	189,984	189,984	189,984

• Stock Options	—	—	—	—	—	—	—

Jay S. Mengle

• Severance Payments(2,3)	$—	$—	$543,650	$543,650	$543,650	$440,000	$—

• Health Insurance Continuation(9)	—	—	38,170	38,170	38,170	38,170	—

Name	Termination by Employee Without Good Reason	Termination For Cause	Termination by Employee For Good Reason(4,5,7)	Termination Without Cause(4,5,7)	Termination upon Change of Control(4,5,7)	Death or Permanent Disability(6)	Change of Control(8)

Unvested & Accelerated

• Restricted Stock Units	—	—	143,682	143,682	143,682	143,682	143,682

• Stock Options	—	—	—	—	—	—	—

Tommy H. Atkins

• Severance Payments(2,3)	$—	$—	$503,460	$503,460	$503,460	$400,000	$—

• Health Insurance Continuation(9)	—	—	50,984	50,984	50,984	50,984	—

Unvested & Accelerated

• Restricted Stock Units	—	—	106,255	106,255	106,255	106,255	106,255

• Stock Options	—	—	—	—	—	—	—

______________________
(1)
In the event the employment of Messrs. Keel and Grady is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2.99 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive Bonus, (B) health insurance benefits for 36 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.  Had the employment of Messrs. Keel and Grady been terminated by the Company without Cause or by them for Good Reason in 2009, Mr. Keel would have been paid $1,456,839 and Mr. Grady would have been paid $1,338,719 plus the value of health insurance benefits for three years from the termination date, estimated at $25,492 per year.

(2)
In the event the employment of Messrs. Price, Mengle and Atkins is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to 2 times the sum of the current calendar year’s Base Salary and the prior year’s Annual Cash Incentive  Bonus, (B) health insurance benefits for 24 months from the termination date at no charge to the executive, and (C) acceleration to 100% vested status for all stock, stock options and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.  Had the employment of Messrs. Price, Mengle and Atkins been terminated by the Company without Cause or by them for Good Reason in 2009, Mr. Mengle would have been paid $543,650, Mr. Price would have been paid $511,870 and Mr. Atkins would have been paid $503,460 plus the value of health insurance benefits for two years from the termination date, estimated at $25,492 per year for Messrs. Price and Atkins and $19,085 per year for Mr. Mengle.

(3)
If no annual cash incentive bonus was paid for the year before the year in which such officer’s employment was terminated, if termination was by the Company without Cause or by the executive officer for Good Reason, Messrs. Keel and Grady are entitled to receive 2.99 times the amount of discretionary bonuses paid to such officer, and Messrs. Mengle, Price and Atkins are entitled to receive 2 times the amount of discretionary bonuses paid to such officer within the 12 month period preceding termination.

(4)
If not in connection with a Change of Control, the Company terminates the executive officer’s employment without Cause or the officer terminates his employment for Good Reason, the executive officer will receive half of the cash severance amount in a lump sum within 15 days of his termination date and half the number of months of health insurance benefit continuation.  The executive officer will not be entitled to the remainder of the cash severance payment, and the remaining number of months of health insurance continuation, unless the executive officer gives notice to the Company within 30 days before conclusion of 50% of the Non-Compete Term that he agrees, for the remainder of the Non-Compete Term to comply with the non-compete and non-solicitation provisions of such officer’s respective employment agreement.  In such event, the executive officer will receive the remainder of his cash severance payment and an extension of his health insurance benefits for 18 months for Messrs. Keel and Grady and 12 months for Messrs. Mengle, Price and Atkins payable in a lump sum within 15 days after the date of conclusion of 50% of the Non-Compete Term.

(5)
Under each executive officer’s stock option agreements and restricted stock awards under our 2005 Stock Incentive Plan, in the event of a Change of Control, termination by the Company without Cause or termination by the executive officer for Good Reason, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 350,844 shares for Mr. Keel, 224,099 shares for Mr. Grady, 143,682 shares for Mr. Mengle, 189,984 shares for Mr. Price and 106,255 shares for Mr. Atkins.  As of December 31, 2009, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of the Company’s common stock on that date was less than the weighted average exercise price of the stock options.

(6)
In the event of death or disability during 2010, each executive officer will be entitled to: (i) his pro rata Base Salary and pro rata Target Annual Cash Incentive Bonus through the date of termination for the year in which termination occurs, plus a lump sum amount equal to the greater of:  (1) the remainder of the base salary that would have been earned by the executive officer under the executive’s employment agreement between the date of his death or permanent disability and the expiration of the then current term of the employment agreement, or (2) 12 months of base salary plus the executive’s Target Annual Cash Incentive Bonus for the year of termination; and (ii) full acceleration of vesting for all stock, stock option and other equity awards.  Such an event would result in the vesting of 350,844 shares for Mr. Keel, 224,099 shares for Mr. Grady, 143,682 shares for Mr. Mengle, 189,984 shares for Mr. Price and 106,255 shares for Mr. Atkins.  As of December 31, 2009, the aggregate value of the stock option shares was zero, as the closing price of the Company’s common stock on that date was less than the weighted average exercise price of the stock options.

(7)
If the severance payment is made as a result of termination by the Company without Cause or by the Employee for Good Reason within 12 months after a Change of Control, the Company will pay the entire cash severance amount in a lump sum on the executive officer’s date of termination.

(8)
Upon a change in control, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of restricted stock, will vest with respect to 100% of such shares, resulting in the vesting of 350,844 shares for Mr. Keel, 224,099 shares for Mr. Grady, 189,984 shares for Mr. Price, 143,682 shares for Mr. Mengle and 106,255 shares for Mr. Atkins.  As of December 31, 2009, the aggregate value of the stock option shares held by the executive officers was zero as the closing price of the Company’s common stock on that date was less than the weighted average exercise price of the stock options.  For all the shares of restricted stock granted on or before December 31, 2009, acceleration of vesting will occur upon a “Change in Control” as defined in the Company’s 2005 Stock Incentive Plan, rather than a Change of Control as defined in the applicable employment agreement.  Under the 2005 Stock Incentive Plan, “Change in Control” means (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Oaktree Holdings or its affiliates; (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) other than Oaktree Holdings or its affiliates, becomes the beneficial owner directly or indirectly of more than 50% of the voting power of the Company; or (d) incumbent directors cease for any reason to constitute at least a majority of the Board, excluding certain reincorporation or holding company transactions or a public offering resulting in the Company being listed or approved for listing on a national securities exchange.

(9)
If the employment of Messrs. Keel and Grady is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by the Company group health plan may be reimbursed for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 36 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.  If the employment of Messrs. Mengle, Price or Atkins employment is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by the Company group health plan may be reimbursed for group health plan continuation coverage under COBRA for up to 24 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.

Non-Compete and Non-Solicitation Provisions

The agreements generally require that each executive officer not engage in competition with the Company in any geographic area in which the Company owns a material amount of oil, gas or other mineral properties, during the period commencing upon execution until the date ending: (A) on the date of termination if terminated by the Company for Cause, or (B) in all other cases of termination, at the end of a period of consecutive months following the date of termination equivalent to 50% of the number of months for which the executive officer is entitled to receive severance benefits assuming (if applicable) the executive officer will give the required notice as described in the employment agreement.  Each executive officer is also subject to non-solicitation provisions during the term of the non-compete provisions prohibiting the executive officer from inducing or soliciting any other executive or officer of the Company to terminate their employment with the Company.

Gross Up Payments

Pursuant to the respective employment agreements, if it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by the Company or by another entity in the event of a Change of Control is subject to the imposition of an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax, the Company will pay the executive officer an additional payment in an amount equal to that required to result in the executive officer receiving, after application of the excise tax, a net amount that would have been received by the executive officer had the excise tax not applied.

Equity Compensation Plan Information

The following table shows our stockholder approved and non-stockholder approved equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,957,529	$8.82	554,575
Total	1,957,529	$8.82	554,575

Our two equity compensation plans with outstanding options that have been approved by our stockholders to-date are our (i) 2004 Stock Option and Compensation Plan and (ii) Amended and Restated 2005 Stock Incentive Plan (“2005 Plan”).  Although we sought and obtained stockholder approval of the 2004 Stock Option and Compensation Plan, neither the plan itself nor the outstanding grants were contingent on stockholder approval.  The Company’s 1994 Employee Stock Option Plan has no outstanding options available for conversion to Common Stock and there are no outstanding warrants that may be converted to Common Stock.

As of December 31, 2009, we had outstanding options and awards for 16,000 shares of Common Stock at a weighted-average exercise price of $4.50 per share under our 2004 Plan and outstanding options for 1,941,529 shares of Common Stock at a weighted-average exercise price of $8.86 per share under our 2005 Plan.  As of December 31, 2009, the aggregate number of shares of our Common Stock that may be issued and outstanding pursuant to the exercise of awards under our 2005 Plan may not exceed 3,852,500 shares, reduced by 16,000 shares (the number of shares of outstanding options and awards granted under the 2004 Stock Option and Compensation Plan, unless and to the extent such options and awards are cancelled or forfeited).

Awards covering a total of 554,575 shares of Common Stock were currently available to be issued under our 2005 Plan as of December 31, 2010.  During the first quarter 2010, the Company issued options for 10,000 shares of common stock to new employees and 5,571 shares issued under the 2005 Plan were forfeited as a result of employees leaving the employment of the Company prior to full vesting of the option shares and the employees not timely exercising their option rights pursuant to their respective stock option award agreements.  Pursuant to the provisions of the 2005 Plan the forfeited shares were available for issuance under the 2005 Plan.  As a result, the Company has 550,146 shares available to be awarded pursuant to the 2005 Plan as of March 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We have not formally adopted policies or procedures for approval of related party transactions.  The Board annually reviews related party transactions with respect to directors as part of their annual assessment of director independence.  Other related party transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.  In general, transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of the Board.  Under the Company’s Code of Business Conduct and Ethics, situations that present a potential conflict between personal interests and the interests of the Company are to be avoided and prompt disclosure in writing to the Company’s Senior Vice President and Chief Financial Officer of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest is required.

The following related party transaction occurred involving the Company during the fiscal year ending December 31, 2009:  Oaktree Holdings, our principal stockholder, purchased 2,000,000 shares of our Common Stock in our public offering of Common Stock at the price to public of $5.00 per share.  There were no other related party transactions that were required to be disclosed during the fiscal year ending December 31, 2009.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT ACCOUNTANTS

With authority granted by our Board, the Audit Committee of our Board has appointed Grant Thornton LP as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2010, and our Board recommends that our stockholders vote “FOR” ratification of such appointment.  Representatives from Grant Thornton will be present at the Annual Meeting.  These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of fees billed to the Company by Grant Thornton for audit and other professional services provided during 2009 and 2008.

	2009	2008
Audit Fees	$398,010	$410,325
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	150,124	—
Total	$548,134	$410,325

•
Audit Fees.  Audit fees are for audit services, including the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations.  These fees included audit fees for the performance of annual audits of our financial statements for the fiscal years ending December 31, 2009 and December 31, 2008.

•
All Other Fees.  Fees of $150,124 were paid to Grant Thornton in connection with financial review services provided in connection with a Form S-1 registration statement filing and related comfort letter.  No other fees were incurred in 2009 or 2008.

The Audit Committee pre-approved all of Grant Thornton’s fees for 2009 and 2008 through a formal engagement letter.  The policy of the Audit Committee and the Board, as applicable, is to pre-approve all services by the Company’s independent accountants.  The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by the Company’s independent accountants to the Company.  The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent accountants’ independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth the pre-approval requirements for all permitted services.  Under the policy, all services to be provided by our independent accountants must be pre-approved by the Audit Committee.

Vote Required and Board Recommendation

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s by-laws or otherwise.  However, we are submitting this proposal to the stockholders as a matter of good corporate practice.  Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders  present  in  person or  represented  by proxy at the  meeting  and entitled to vote  thereon.  If the appointment of Grant Thornton is not ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2010 FISCAL YEAR.

REPORT REGARDING AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed and discussed with management, and our independent auditors, our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee has discussed with the independent auditors the matters to be discussed by SAS 61 (Codification of Statements of Auditing Standards AU § 380), and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, to be filed with the SEC.

THE AUDIT COMMITTEE

Lon McCain
Adam C. Pierce
Cassidy J. Traub

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 23, 2010 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially 5% or more of the outstanding Common Stock, each director, each director nominee, certain named executive officers, and the directors and executive officers as a group.  The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC.  For the purpose of calculating the number of shares of Common Stock beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Allan D. Keel(1,2)	1,876,842	4.79
E. Joseph Grady(2,3)	444,031	1.15
Tracy Price(2, 4)	263,437	*
Jay S. Mengle(2,5)	210,314	*
Thomas H. Atkins(2,6)	162,272	*
B. James Ford(7,8)	—	*
Adam C. Pierce(7,8)	—	*
Cassidy J. Traub(7,8)	—	*
Lee B. Backsen(2,9)	29,381	*
Lon McCain(2,9)	29,381	*
All current directors and officers as a group
(10 persons)(10)	3,015,658	7.83
Oaktree Holdings(8,11)	15,535,344	40.36

______________________
*	Denotes less than 1% of class beneficially owned.

(1)
Reported Common Stock includes 1,201,842 shares held directly of which 87,956 shares were acquired upon the conversion of Series G convertible preferred stock effective December 22, 2009, and options to acquire 675,000 shares of Common Stock that vested as follows:  101,250 shares on February 28, 2006, 168,750 shares on February 28, 2007, 168,750 shares on February 28, 2008 and 236,250 shares that vested on February 28, 2009.

(2)	Stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

(3)
Reported Common Stock includes 219,031 shares held directly and options to acquire 225,000 shares of Common Stock that vested as follows:  33,750 shares on February 28, 2006, 56,250 shares on February 28, 2007, 56,250 shares on February 28, 2008 and 78,750 shares on February 28, 2009.

(4)
Reported Common Stock includes 173,437 shares held directly and options to acquire 90,000 shares of Common Stock that vested as follows: 13,500 shares on April 1, 2006, 22,500 shares on April 1, 2007 and 22,500 shares on April 1, 2008 and 31,500 shares that vested on April 1, 2009.

(5)
Reported Common Stock includes 165,314 shares held directly and options to acquire 45,000 shares of Common Stock that vested as follows: 6,750 shares on April 1, 2006, 11,250 shares on April 1, 2007, 11,250 shares on April 1, 2008 and 15,750 shares on April 1, 2009.  Of the 165,314 shares held directly by Mr. Mengle 7,300 are held by Mr. Mengle’s wife.

(6)
Reported Common Stock includes 123,972 shares held directly and options to acquire 38,300 shares of Common Stock that vested as follows: 5,745 shares on April 1, 2006, 9,575 shares on April 1, 2007, and 9,575 shares on April 1, 2008 and 13,405 shares on April 1, 2009.

(7)	Excludes shares held by Oaktree Capital Management, LLC, of which Messrs. Ford, Pierce and Traub each disclaim beneficial ownership.

(8)	Stockholder’s address is c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(9)	Reported Common Stock covers shares issued to Messrs. McCain and Backsen for director fees for service on the Board for the period of June 1, 2005 thru May 18, 2010.

(10)	Reported Common Stock includes 1,942,358 shares held directly and 1,073,300 shares subject to currently exercisable options.

(11)
OCM Principal Opportunities Fund III, L.P. (“POF III”) is the managing member of Oaktree Holdings and, therefore, has investment and voting control over the securities held by Oaktree Holdings.  OCM Principal Opportunities Fund III GP, LLC (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I”) is the managing member of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC (“Holdings”) is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, Oaktree Capital Group Holdings L.P. (“OCH”) is the holder of a majority of the voting units of OCG, and Oaktree Capital Group Holdings GP, LLC is the general partner of OCH. OCM Principal Opportunities Fund IV, L.P. is the managing member of OCM Crimson (the “Oaktree Crimson Fund”), OCM Principal Opportunities Fund IV GP, L.P. (the “Crimson Fund GP”) is the general partner of the Oaktree Crimson Fund, OCM Principal Opportunities Fund IV GP, Ltd. (“Crimson GP”) is the general partner of Crimson Fund GP, and GP I is the sole shareholder of Crimson GP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to 2009, or written representations from certain reporting persons, we believe that our officers, directors and beneficial owners of more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that Messrs. Backsen and McCain were two days late in filing a Form 4 covering an award of restricted Common Stock; Messrs. Keel, Grady, Price, Mengle, and Atkins were twenty-eight days late in filing a Form 4 covering the divestiture of common shares resulting from the withholding of shares in payment of withholding taxes upon the partial vesting of a previously issued restricted stock grant pursuant to the Company’s 2005 Stock Plan.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS FOR DIRECTORS

Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.  For such proposals to be considered in the Proxy Statement and Proxy relating to the 2011 Annual Meeting of Stockholders, they must be received by us not later than December 24, 2010.  If a proposal is received before March 9, 2011 but after December 24, 2010, proxies for our 2010 Annual Meeting of Stockholders may confer discretionary authority to vote on that matter without discussion of the same in the Proxy Statement relating to the 2011 Annual Meeting of Stockholders.  We will only consider proposals that comply with the requirements of the applicable rules and regulations of the SEC and our by-laws.  All proposals should be directed to Crimson Exploration Inc., 717 Texas, Suite 2900, Houston, Texas 77002, and Attention: Stephen W. Schoppe, Acting Secretary.  Similarly, if a stockholders desires to nominate an individual for election to our Board, our by-laws provide that a stockholder must provide the nomination in writing to the same address no later than the opening of business on February 21, 2011 and no earlier than the opening of business on January 22, 2011.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting.  However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the person(s) named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

MISCELLANEOUS

We are making the solicitation of Proxies on behalf of the Board and will bear all costs incurred in the solicitation.  In addition to solicitation by mail, our officers and employees may solicit Proxies by telephone, telegraph or personally, without additional compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and we may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.  We have not engaged a proxy solicitor.

Our Annual Report to Stockholders, including financial statements for the year ended December 31, 2009, accompanies this Proxy Statement.  The Annual Report is not to be deemed part of this Proxy Statement.

Houston, Texas
April 23, 2010

By Order of the Board of Directors,

/s/ Allan D. Keel
Allan D. Keel
President and Chief Executive Officer

CRIMSON EXPLORATION, INC.
717 TEXAS AVE., SUITE 2900
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Allan D. Keel 02 B. James Ford 03 Adam C. Pierce 04 Lee B. Backsen 05 Lon McCain
06 Cassidy J. Traub

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain
2	To ratify the appointment of Grant Thornton LLP as our independent accountants for the fiscal year ending 12/31/2010.	0	0	0
3	To transact Such other business as may arise that can be properly conducted at the meeting or any adjournment or postponement thereof.	0	0	0

For address change/comments, mark here. (see reverse for instructions) 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000044144_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is are available at www.proxyvote.com .

CRIMSON EXPLORATION INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 18, 2010

The stockholder(s) hereby appoint(s) Stephen W. Schoppe, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Crimson Exploration Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. central daylight time on May 18, 2010, at 717 Texas Avenue, Suite 2900, Houston, TX 77002, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000066144_2 R2.09.05.010